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                                                                     EXHIBIT 5.1

                                August 8, 1996



Mercury Interactive Corporation
470 Potrero Avenue
Sunnyvale, California 94086


    RE:  REGISTRATION STATEMENT ON FORM S-8
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Ladies and Gentlemen:


    We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about August 9, 1996 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of a total of 1,209,470 shares of your Common Stock (the "Shares") reserved for issuance under the 1989 Stock Option Plan and the 1996 Supplemental Stock Plan (collectively, the "Plans"). As legal counsel for Mercury Interactive Corporation, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares under the Plans.


    It is our opinion that, when issued and sold in the manner referred to in the Plans and pursuant to the agreement which accompanies each grant under the Plans, the Shares will be legally and validly issued, fully paid and nonassessable.


    We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever it appears in the Registration Statement and any amendments thereto.


                              Very truly yours,


                              WILSON, SONSINI, GOODRICH & ROSATI
                              Professional Corporation


                              /s/ Wilson, Sonsini, Goodrich & Rosati